Exhibit 10.36

AMENDMENT #6

To Letter of Intent for Proposed CRADA #2166

“Preclinical and Clinical Development of [*]”

The purpose of this Amendment is to change certain terms of the Letter of Intent (LOI) for the proposed Cooperative Research and Development Agreement (CRADA) entitled “Preclinical and Clinical Development of [*].”  These changes are reflected below, and except for these changes, all other provisions of the original CRADA LOI remain in full force and effect.  Two originals of this Amendment are provided for execution; one is to remain with the National Cancer Institute (NCI) and the other original is to remain with the Collaborator.

Upon final signature, the term of the CRADA Letter of Intent is extended for six months from May 23, 2010 to November 23, 2010.

ACCEPTED AND AGREED TO:

For the National Cancer Institute:

Anna D. Barker, Ph.D.	Date
Deputy Director, NCI

For NewLink Genetics Corporation:

Nicholas Vahanian, M.D.	Date
Chief Operating Officer